UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 7, 2009

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of Fiscal Year 2010 Corporate Bonus Plan

On December 7, 2009, the Compensation Committee of the Board of Directors of Sanmina-SCI Corporation (the “Company”) approved the Fiscal Year 2010 Corporate Bonus Plan (the “2010 Bonus Plan”). The 2010 Bonus Plan sets forth the methodology for calculating annual bonuses for fiscal 2010 for specified employees of the Company, including its executive officers, based upon achievement of specified corporate, divisional and individual performance objectives.

Under the 2010 Bonus Plan, the Company’s fiscal 2010 performance is measured against targets for revenue, non-GAAP operating margin, inventory turns, return on invested capital and cash flow from operations. Non-GAAP operating margin excludes the impact of stock-based compensation expenses, restructuring costs, integration costs, impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items, to the extent material or which the Company considers to be of a non-operational nature in the applicable period. Measurement of the Company’s performance against the targets contained in the 2010 Bonus Plan results in a bonus target percentage between 5% and 180% (the “Corporate Performance Percentage”). However, should the Company not achieve a minimum performance against these targets, no bonuses shall be payable under the 2010 Bonus Plan. Each participant’s bonus is determined by reference to an individual bonus target established by management (or, in the case of the Company’s executive officers, by the Compensation Committee), the Corporate Performance Percentage and achievement of the participant’s individual/divisional performance targets for fiscal 2010.

The 2010 Bonus Plan also sets forth the fiscal 2010 bonus targets, expressed as a percentage of base salary, for the following executive officers of the Company, each of whom is considered a “named executive officer” for fiscal 2009 under Securities and Exchange Commission rules: Jure Sola (Chief Executive Officer): 120%; Hari Pillai (President and Chief Operating Officer): 95%; Robert K. Eulau (Executive Vice President and Chief Financial Officer): 85%; Dennis Young (Executive Vice President , Worldwide Sales and Marketing): 75%; and Michael R. Tyler (Executive Vice President,  General Counsel and Corporate Secretary): 75%. Actual executive officer bonuses for fiscal 2010 will be adjusted by the Corporate Performance Percentage, as described above.

The Company and the Compensation Committee retain the right to terminate or amend the 2010 Bonus Plan in any respect, including increasing or decreasing the corporate performance and individual bonus targets.

Approval of Change in Control Arrangements for Named Executive Officers

Also on December 7, 2009, in order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of the Company, the Committee approved change in control arrangements for a group of key employees, including the named executive officers listed above. Pursuant to such arrangements, covered employees shall receive certain benefits in the event they are terminated without cause or resign for good reason, as such terms are defined in the plan document, within a specified period of time after a change in control. These benefits consist of (1) payment, in a lump sum, of one to two times base salary plus one times target bonus for the year, (2) acceleration in full of all unvested stock options and restricted stock held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. A change in control is defined as an acquisition, in a merger or otherwise, of more than 50% of the voting power of the Company, a sale of substantially all of the assets of the Company or a change in a majority of the Board of Directors other than upon recommendation of the incumbent Board. The plan does not provide for a tax gross-up for any of the benefits payable thereunder. The Company believes that the benefits provided by the plan are comparable to those offered by peer group companies.

The Company will file the form of change of control plan document as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending January 2, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2009	SANMINA-SCI CORPORATION

	By:	/s/ Michael R. Tyler
Michael R. Tyler
Executive Vice President, General Counsel and Corporate Secretary